Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

The Board of Directors

NTELOS Holdings Corp. and NTELOS Inc.:

We consent to the incorporation by reference in the Registration Statements No. 333-132772, 333-132771 and 333-132769 on Form S-8 of our report dated March 9, 2007, with respect to the consolidated balance sheets of NTELOS Holdings Corp. as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and stockholders’ equity for the year ended December 31, 2006 and the period January 14, 2005 (inception) to December 31, 2005 and our report dated October 6, 2005, with respect to the consolidated statements of operations, cash flows, and shareholder’s equity (deficit) of NTELOS Inc. for the period January 1, 2005 to May 1, 2005 and the year ended December 31, 2004, which reports appear in the 2006 annual report on Form 10-K of NTELOS Holdings Corp.

The report for NTELOS Holdings Corp. contains an additional explanatory paragraph which refers to a change in the method of accounting for share-based payment and defined benefit pension and other postretirement plans in 2006.

/s/    KPMG LLP

Richmond, Virginia

March 12, 2007